Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-180205, 333-173210, 333-165847, 333-160464, 333-150102, 333-125760, 333-131976, 333-132564, 333-135677, 333-137250 and 333-140994 on Form S-8 of our reports dated September 10, 2012, relating to the consolidated financial statements and financial statement schedule of Silicon Graphics International Corp. and its subsidiaries (collectively the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method for recognizing revenue for multiple element arrangements, and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 29, 2012.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 10, 2012